Exhibit 10.1

EMPLOYMENT CONTRACT

between

Carnival plc

Carnival House

100 Harbour Parade, Southampton, Hampshire, SO15 1ST

United Kingdom

(hereinafter referred to as “Company”)

and

Mr. Michael Olaf Thamm

Schöne Aussicht 13

22085 Hamburg

Germany

(hereinafter referred to as “Mr. Thamm” and together with the Company, the “Parties”)

Preamble

(a)	Mr. Thamm has been working for the Carnival/Costa Group (the “Group”) since March 12, 1984;

(b)	since July 1, 2012 Mr. Thamm has been employed by Costa Crociere S.p.A. according to an employment contract regulated by Italian law which will be terminated within 30 days of the execution of this Employment Contract;

(c)	Mr. Thamm is to carry out additional significant responsibilities at Group level worldwide, including as (i) CEO of Carnival Asia; (ii) officer in charge of managing synergies such as Carnival Maritime and CEAT between Costa Group and Carnival UK; (iii) officer in charge of leading New Build strategies for the creation of common cutting edge technology ship platform; and (iv) officer in charge of leading any other matters delegated by the President and CEO of Carnival Corporation & plc;

(d)	Mr. Thamm will continue to hold his current role as Group CEO of Costa Group in charge of the supervision and strategic guidelines related to the AIDA and Costa brands;

(e)	Mr. Thamm will also continue to actively participate in the Carnival Corporation & plc Leadership Team;

in view of the above extended roles at Group level the Company, in its capacity as Group parent, intends to enter into an Employment Contract with Mr. Thamm, who has accepted.

§ 1

Roles and Duties

1.	The employment relationship between Mr. Thamm and the Company commences on April 1, 2017 and continues for an indefinite period. Mr. Thamm shall be hired with functions and responsibilities extending to several Group companies, brands and business areas, including:

i.	serving as Group CEO of Carnival Asia;

ii.	serving as Group CEO of Costa Crociere S.p.A., including with responsibility for the supervision and strategic guidelines related to the AIDA and Costa brands (including in Asia), in compliance with the applicable statutory and By-laws provisions;

iii.	managing synergies, such as Carnival Maritime and CEAT, between Costa Group and Carnival UK;

iv.	leading New Build strategies for the creation of common cutting edge technology ship platform;

v.	leading any other matters delegated by the President and CEO of Carnival Corporation & plc;

vi.	participating actively to the Carnival Corporation & plc Leadership Team.

2.	Mr. Thamm shall report to the President and CEO of Carnival Corporation & plc.

3.	Mr. Thamm shall not have a fixed place of work and will perform his duties in the offices/countries that, from time to time, will best allow him to accomplish his tasks in the interest of the Group.

4.	Mr. Thamm hereby undertakes to provide his best efforts, capacity and time in performing his duties, and to serve faithfully and honestly the Company, by using his skills and energies for the benefit of the latter.

5.	Mr. Thamm shall at all times observe and act in accordance with all Company rules, policies, standards, procedures and directives, as amended from time to time. Mr. Thamm confirms that he has received a copy of, and agrees to comply with, the Carnival Corporation & plc Code of Business Conduct and Ethics and related policies.

§ 2

Compensation

Fixed Salary

1.	Mr. Thamm shall receive for Fiscal Year 2017, an annual fixed salary of Euro 860,250 gross (“Fixed Salary”) approved by Carnival Corporation & plc Compensation Committee. It is in the sole discretion of Carnival Corporation & plc Compensation Committee to define the compensation amount for any subsequent years.

2.	The payment of this salary is full compensation for all overtime, additional work, work on Sundays and Public Holidays.

Variable Salary

3.	Mr. Thamm shall participate in the Carnival Corporation & plc Management Incentive Plan, at an annual Target Bonus equal to Euro 1,116,000 gross. The Carnival Corporation & plc Compensation Committee may amend the Management Incentive Plan and the target bonus at its sole discretion.

Equity Plans

4.	Subject to the Carnival Corporation & plc Compensation Committees approval, with reference to FY 2017 Mr. Thamm shall be eligible:

4.1	for the equivalent of Euro 1,116,000 Performance-Based Restricted Share Units of Carnival plc at target;

4.2	for the equivalent of Euro 465,000 MIP-Tied Equity Restricted Share Units of Carnival plc at target; and

4.3	for the equivalent of USD 600,000 of Shareholder Equity Alignment Restricted Share Units of Carnival Corporation in shares at target as defined and under the terms and conditions of the Carnival Corporation & plc plans and corresponding equity grant agreements. The Carnival Corporation & plc Compensation Committee may amend the equity plans and grant agreements at its sole discretion.

5.	Grants of equity made to Mr. Thamm prior to the date of this Employment Contract, including TBS RSU, PBS RSU, MTE RSU, SEA RSU and special PBS RSU grants will continue being regulated by the relevant terms and conditions of the Carnival plc 2005 Employee Share Plan, Carnival plc 2014 Employee Share Plan, or Carnival Corporation 2011 Stock Plan, as applicable, and the corresponding equity grant agreements.

6.	It is understood and agreed that the above compensation as set in article 2 is intended also to remunerate any director or other corporate roles and/or offices carried out by Mr Thamm within the Group. Therefore, given the above, Mr. Thamm acknowledges and accepts that every compensation granted to him by Law, or for any other reasons, for being director or covering other corporate roles and/or duties, including in particular from Costa Crociere S.p.A. in connection with his role under point 1. (ii) above, will be paid directly and pertain to Carnival plc.

§ 3

Other Benefits

1.	The Company shall bear the costs of insurance policies covering the risk of death and permanent disability. The Company shall also bear the costs of a health insurance covering also Mr. Thamm’s partner and children. The Company shall also maintain appropriate directors’ and officers’ liability insurance for Mr. Thamm’s benefit. Such policies shall be commensurate with the senior executive position Mr. Thamm holds at the Company.

2.	The Company shall pay up to Euro 150,000 annual housing allowance for the accommodation in Genoa, since Mr. Thamm attends the Board, strategic and other meetings of Costa Crociere S.p.A.

3.	The Company shall also make available to Mr. Thamm a jet private charter for business use within Europe and a car with driver in Italy.

§ 4

Reimbursement of business-related Expenses

Upon presentation of appropriate receipts Mr. Thamm shall be entitled to be reimbursed for any necessary travelling, hotel and other costs and outlays incurred by him in connection with the discharge of his duties to the extent that such costs and outlays comply with the applicable provisions of law and with the Company’s guidelines for travel expenses.

§ 5

Duration; Termination; Holidays

1.	Mr. Thamm’s employment relationship under this Employment Contract shall be deemed for an indefinite period of time, commencing on April 1, 2017. However, for all contractual purposes, Mr. Thamm will be considered on continuous service and granted a conventional seniority effective from March 12, 1984.

2.	This Employment Contract may be terminated by the Company in writing at any time with a 12 months’ notice period to the end of a month, during which he will continue to receive his salary. Also, at any time during any period of notice the Company shall be entitled to place Mr. Thamm on garden leave, in which case the Company shall not be under any obligation to provide work for or assign any duties to Mr. Thamm for the whole or any part of the relevant notice period.

3.	This Employment Contract may be terminated by Mr. Thamm in writing by giving a 12 months’ notice period to the end of a month.

4.	The Company shall be entitled, by notifying Mr. Thamm in writing, to terminate this Employment Contract and Mr. Thamm’s employment forthwith without any payment by way of compensation, damages, payment in lieu of notice or otherwise if Mr. Thamm shall:

4.1	commit any act of serious misconduct; or

4.2	commit any material or persistent breach of any of the terms or conditions of this Employment Contract including any willful neglect or refusal to carry out any of his duties or to comply with any lawful instruction given to him by the Board of Directors of the Company, provided that if any such breach of the terms and conditions of this Employment Contract or any such neglect or refusal is, in the reasonable opinion of Board of Directors of the Company, capable of remedy then this clause 4.2 shall have effect only if written notice of that breach is served by the Company on Mr. Thamm specifying that it is served under this clause 4.2 and Mr. Thamm’s shall have failed to remedy such a breach to the Board of Directors of the Company’s satisfaction within 14 days of the service of such notice; or

4.3	have a bankruptcy order made against him or compound with or enter into any voluntary arrangements with his creditors, or similar arrangement in any other jurisdiction in which Mr. Thamm carries out services for the Group or resides; or

4.4	be charged with or convicted of any criminal offence (other than a minor road traffic offence for which a penalty of imprisonment cannot be imposed); or

4.5	commit any act which constitutes a bribery offence by Mr. Thamm or the Company under German law or equivalent in any other applicable jurisdiction in which Mr. Thamm carries out his duties, whether done for the Company or Group’s benefit or not; or

4.6	be disqualified from holding office in the Company or any other company under German law, or any other equivalent legislation in any other jurisdiction in which Mr. Thamm carries out his duties or holds an office position, or be disqualified or disbarred from membership of, or be subject to any serious disciplinary sanction by any professional or other body, which undermines the confidence of the Board of Directors of the Company in Mr. Thamm’s continued employment with the Company; or

4.7	act in any way which may in the reasonable opinion of the Board of Directors of the Company bring the Company or the Group into disrepute or discredit, or prejudice the interests of the Company or the Group Company; or

4.8	fail to comply in any material respect with any policy of the Company or the Group which has been communicated to him including without limitation any policy in respect of dealing in shares, inside information, anti-bribery and corruption, equal opportunities and harassment, data protection and use of email and the internet; or

4.9	enter into any transaction or behave in any other way which constitutes market abuse for the purposes of EU Market Abuse Regulation (596/2014/EU).

5.	It is understood that upon termination of this Employment Contract for whatever reason Mr. Thamm will have to resign, upon request of the Company, from any directorship or officer positions with the Group at that time in place.

6.	Mr. Thamm shall be entitled to 30 working days’ paid holiday in each year.

§ 6

Duties of Loyalty and Confidentiality

1.	Mr. Thamm shall provide the Company with his professional expertise and his best efforts in discharging his duties. Without the prior written consent of the Company, during the employment relationship Mr. Thamm cannot (i) engage into any other activity whether as independent contractor or employee, (ii) hold a participation in other companies, except for holding of up to 3% of the issued capital of any class of securities of listed companies, (iii) accept any directorship outside the Carnival Group, or engage into similar offices. The Company shall provide its consent unless there are contrary legitimate interests.

2.	Mr. Thamm hereby undertakes, during the terms of his employment and thereafter, not to use, disclose or disseminate, either directly or indirectly, to any other person, organization or entity or otherwise employ in any manner whatsoever any privileged information in any way acquired in the performance of his duties. In particular, Mr. Thamm shall not disclose any technical or financial information, design, process, procedure, formula or improvement that is valuable and not generally known to the Company’s, or any of its affiliates’ and/or its subsidiaries’, competitors. Such information shall include, without limitation, all information and documentation, whether or not subject to copyright, pertaining to product development, methods of operation, cost and pricing structures, marketing information, corporate strategy, product source and customer information, and other private, confidential business matters relating to the Company or any of its affiliates and/or subsidiaries. Information that is publicly known may be disclosed.

3.	All of the Company’s, its affiliates’ and/or its subsidiaries’ documents, even those signed by Mr. Thamm, are and shall remain property of the Company, and shall be safely preserved and made available to the Board of Directors of the Company at any time, in particular in case of termination of the relationship. In any event, Mr. Thamm shall not be entitled to retain or to make a copy of the aforesaid documentation which shall be, at any time, at Company’s disposal.

§ 7

Non-Competition Obligation

1.

While working with the Company and after termination of the relationship with the Company for any reasons whatsoever Mr. Thamm undertakes (a) not to operate - either directly or indirectly – as principal, agent, owner, director, employee, partner or advisor in favor of companies in competition with the Company, or any of its affiliates’ and/or its subsidiaries’, which deal with ownership, management and commercial operation of cruise vessels, including but not limited to MSC Cruises, Royal Caribbean and Norwegian Cruise Line, and not to acquire a shareholding in the aforesaid companies, except for participations in listed companies not exceeding 2% of the capital (b) not to endeavor to entice away from the Company or any of its affiliates or subsidiaries, any person, firm, company or organization (i) who or which in the preceding 12 months has been a supplier of goods or services to the Company or any of its affiliates or subsidiaries and (ii) with whom or which Mr. Thamm had, during the term of the employment, direct dealings or personal contact, so as to harm the goodwill or, or so as to compete with, the Company or any of its affiliates or subsidiaries; (c) not to induce any employee of the Company or any of its affiliates or subsidiaries to resign in order to enter into an employment, service or independent contractor relationship in favor of third parties engaged in the ownership, management and commercial operation of cruise vessels.

The above obligations shall be effective for a period of 12 months after the end of Mr. Thamm’s employment relationship with the Company, independently of the reason for the end of the employment.

2.	The above non-competition and non-solicitation obligations apply to the territory of: The United Kingdom, the Italian Republic, the French Republic, the Federal Republic of Germany, the Republic of Austria, the Swiss Confederation, the Kingdom of Spain, the United States of America, the Federative Republic of Brazil, the Argentine Republic, Dubai and the United Arab Emirates, the Republic of China (Hong Kong and Taiwan included), the Kingdom of Japan, the Republic of Singapore, the Republic of Philippines and the Republic of South Korea. The Parties acknowledge that the above mentioned territorial extension is justified by (i) the multinational character of the Company and (ii) the international scope of Mr. Thamm’s role. It ensues that during the term of validity of this covenant Mr. Thamm shall abstain from performing, directly or indirectly, working or cooperation activities to the benefit of third parties in the geographical areas mentioned above.

3.	In order to enable the Company to properly verify Mr. Thamm’s compliance with the above non-competition and non-solicitation obligations, Mr. Thamm shall inform the Company in writing of the working activities he will perform during the term of validity of this covenant, before the commencement of any such activity. Mr. Thamm also hereby undertakes to inform in advance any new partner, employer and/or principal of the existence of this non-competition and non-solicitation covenant.

4.	As specific consideration for this non-competition and non-solicitation covenant following the end of the employment relationship, during the term of the post-contractual non-competition and non-solicitation Mr. Thamm shall be paid an amount equal to 50% of the total remuneration most recently received by him pursuant to this Employment Contract.

5.	The compensation under paragraph 7.4 above shall be payable to Mr. Thamm after the end of his employment relationship in 12 prorated payments at the end of each month.

6.	The provisions of sections 74 et seq. German Commercial Code shall apply.

7.	Any single event of breach of the non-competition and non-solicitation covenant shall require the payment of liquidated damages to the Company amounting to one gross monthly Fixed Salary. If the breach is of a permanent nature, the liquidated damages stipulated above shall become due for every month in which there is a breach. A breach is of a permanent nature if Mr. Thamm holds a financial interest in a competitor of the Company or enters into a permanent contractual relationship (including but not limited to employment relationships, service relationships, contractor relationships, consultancy relationships) with a competitor of the Company or any Company group member. Any more extensive claims and rights to damages of the Company shall remain unaffected by the above provisions.

8.	The above shall not prejudice the Company’s right to continue to enforce the above non-competition and non-solicitation obligations and, in such case, Mr. Thamm’s right to continue to be paid any applicable pro-rata amount of the consideration under paragraph 7.4 above. In the event of breach of the covenant under this paragraph 7, and should the Company not intend to continue to enforce the obligations, in addition to the payment of the liquidated damages above, Mr. Thamm shall also return to the Company the consideration, if any, received from the Company pursuant to paragraphs 7.4 and 7.5 above.

§ 8

Miscellaneous

1.	Unless otherwise provided herein, any and all employment contracts and arrangements, whether written or oral, existing between Mr. Thamm and the Company and/or any other Group company (including, in particular, Costa Crociere S.p.A.), except for the separation agreement entered into with Costa Crociere S.p.A. which will be completed within 30 days of the execution of this Employment Contract, shall be replaced/superseded in their entirety by this Employment Contract.

2.	Unless otherwise provided herein, this Employment Contract sets forth the entire agreement reached between the Parties regarding the subject-matter hereof. Changes of and/or amendments to this Employment Contract, which were not agreed upon individually among the parties, must be confirmed to in textual form in order to become effective. This applies also to the waiver of the written form requirement.

3.	This Employment Contract shall be governed by German law. Hamburg will be the Court of Jurisdiction for any disputes arising in connection with this Employment Contract.

4.	Tax, social security and pension entitlement will be regulated according to the applicable law.

5.	The German version of this Employment Contract shall be the authoritative version.

Read, understood and executed.

Date, 24 April 2017

Company

/s/ Jerry Montgomery

Mr. Thamm

/s/ Michael Thamm